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Exhibit 10.8

This agreement is entered into as of September 23, 2002 between Asbury Automotive Group, L.L.C. ("Asbury") and Lynne A. Burgess ("Executive"), a key employee of Asbury, in order to provide for an agreed-upon compensation in the event that Executive's employment is terminated as defined in this agreement.

1.    Severance Pay Arrangement

  If a "Termination" (as defined in Section 2 below) of Executive's employment occurs at any time during Executive's employment, Asbury will pay Executive 12 months of Executive's base salary as of the date of Termination as "Severance Pay." Payment (subject to required withholding) of the Severance Pay will be made by Asbury to Executive on the regular payroll dates of Asbury starting with the date of Termination.

  If Executive participates in a bonus compensation plan at the date of Termination, Severance Pay will also include a portion of the target bonus for the year of Termination in an amount equal to the target bonus multiplied by the percentage of such year that has expired through the date of Termination.

  In addition, Executive shall be entitled to continue to participate at the same level of coverage and Executive contribution in any health, dental, disability and life insurance plans, as may be amended from time to time, in which Executive was participating immediately prior to the date of Termination. Such participation will terminate upon the earlier of: (A) 30 days after Executive has obtained other employment under which Executive is covered by equal benefits; and (B) 12 months following the date of Termination. Executive agrees to notify Asbury promptly upon obtaining such other employment.

  Upon expiration of the 12 month period referenced in this Section 1, Executive, at his or her option, may elect to obtain COBRA coverage in accordance with the terms and conditions of applicable law and Asbury's standard policy.

2.    Definition of Termination Triggering Severance Pay

  A "Termination" triggering the Severance Pay set forth above in Section 1 is defined as (1) termination of Executive's employment for any reason, except death, "disability," retirement, voluntary resignation or "cause"; or (2) termination by Executive because of mandatory relocation of Executive's current principal place of business to a location more than 50 miles away; or (3) The imposition by Asbury of a reduction of Executive's base salary without his or her consent; or (4) any material diminution of Executive's duties or job title, except in the case of a termination for "cause," death, "disability," retirement or voluntary resignation. The definition of "disability" is a physical or mental disability or infirmity that prevents the performance by Executive of his or her duties lasting (or likely to last, based on competent medical evidence presented to Asbury) for a continuous period of six months or longer. The definition of "cause" is: (A) Executive's gross negligence or serious misconduct (including, without limitation, any criminal, fraudulent or dishonest conduct) that is or may be injurious to Asbury or any of its affiliates; or (B) Executive being convicted of, or entering a plea of nolo contendere to, any crime that constitutes a felony or involves moral turpitude; or (C) Executive's breach of Sections 3, 4 or 5 below; or (D) Executive's willful and continued failure to perform Executive's duties on behalf of Asbury; or (E) Executive's material breach of a written policy of Asbury.

3.    Confidential Information Nondisclosure Provision

  During and after employment with Asbury, Executive agrees not to disclose to any person (other than to an employee or director of Asbury or any affiliate,or to Asbury's attorneys accountants and other advisors or except as may be required by law) and not to use to compete with Asbury or any affiliate any confidential or proprietary information, knowledge or data that is not in the public domain that was obtained by Executive while employed by Asbury regarding Asbury or any affiliate or any products, improvements, customers, methods of distribution, sales, prices, profits, costs, contracts, suppliers, business prospects, business methods, techniques, research, trade secrets or know-how of Asbury or any affiliate (collectively, "Confidential Information"). In the event that Executive's employment terminates for any reason, Executive will deliver to Asbury on or before the date of termination all documents and data of any nature pertaining to Executive's work with Asbury and will not take any documents or data or any reproduction, or any documents containing or pertaining to any Confidential Information. Executive agrees that in the event of a breach by Executive of this provision, Asbury shall be entitled to inform all potential or new employers of such breach and to cease payments and benefits that would otherwise be made pursuant to Section 1 above, as well as to obtain injunctive relief and damages which may include recovery of amounts paid to Executive under this agreement.

4.    Non-Solicitation of Employees

  Executive agrees that during employment with Asbury and for the longer of: (A) one year after the last day of Executive's employment with Asbury, or (B) one year following final payment to Executive of the amounts, if any, required by Section 1 of this agreement, Executive shall not directly or indirectly solicit for employment or employ any person who, at any time during the 12 months preceding the last day of Executive's employment, is or was employed by Asbury or any affiliate or induce or attempt to persuade any employee of Asbury or any affiliate to terminate their employment relationship. Executive agrees that in the event of a breach by Executive of this provision, Asbury shall be entitled to inform all potential or new employers of such breach and to cease payments and benefits that would otherwise be made pursuant to Section 1 above, as well as to obtain injunctive relief and damages which may include recovery of amounts paid to Executive under this agreement.

5.    Covenant Not to Compete

  While Executive is employed by Asbury, Executive shall not directly or indirectly engage in, participate in, represent or be connected with in any way, as an officer, director, partner, owner, employee, agent, independent contractor, consultant, proprietor or stockholder (except for the ownership of a less than 5% stock interest in a publicly-traded corporation) or otherwise, any business or activity which competes with the business of Asbury or any affiliate unless expressly consented to in writing by the Chief Executive Officer of Asbury (collectively, "Covenant Not To Compete").

  In the event Executive's employment terminates for any reason, the provisions of the Covenant Not To Compete shall remain in effect for the longer of: (A) one year after the last day of Executive's employment; or (B) one year following final payment to Executive of the amounts, if any, required under Section 1 of this agreement, except that the prohibition above on "any business or activity which competes with the business of Asbury or any affiliate" shall be limited to Autonation, Sonic, Lithia, United Auto Group and other competitive groups of similar size. Executive shall disclose in writing to Asbury the name, address and type of business conducted by any proposed new employer of Executive if requested in writing by Asbury. Executive agrees that in the event of a breach by Executive of this Covenant Not To Compete, Asbury shall be entitled to inform all potential or new employers of such breach and to cease payments and benefits that would otherwise be made pursuant to Section 1 above, as well as to obtain injunctive relief and damages which may include recovery of amounts paid to Executive under this agreement.

GENERAL PROVISIONS

A. Employment is At Will

  Executive and Asbury acknowledge and agree that Executive is an "at will" employee, which means that either Executive or Asbury may terminate the employment relationship at any time, for any reason, with or without cause or notice, and that nothing in this agreement shall be construed as an express or implied contract of employment.

B. Execution of Release

  As a condition to the receipt of the Severance Pay payments and benefits described in Section 1 above, Executive agrees to execute a release of all claims arising out of Executive's employment or termination, including, but not limited to, any claim of discrimination, harassment or wrongful discharge under local, state or federal law.

C. Other Provisions

  This agreement shall be binding upon the heirs, executors, administrators, successors and assigns of Executive and Asbury, including any successor to Asbury.

  The voluntary transfer of Executive from Asbury to any of its affiliates shall not be deemed to be a "Termination" pursuant to clause (1) of Section 2 of this agreement until such time as Executive is no longer employed by Asbury or any of its affiliates. If Executive is transferred to an affiliate of Asbury, references to "Asbury" herein shall be deemed to include the applicable affiliate to which Executive is transferred.

  The provisions of Sections 3, 4 and 5 shall survive the termination of this agreement.

  The headings and captions are provided for reference and convenience only and shall not be considered part of this agreement.

  If any provision of this agreement shall be held invalid or unenforceable, such holding shall not affect any other provisions, and this agreement shall be construed and enforced as if such provisions had not been included.

  Any disputes arising under or in connection with this agreement shall be resolved by third party mediation of the dispute and, if such dispute is not resolved within 45 days, by binding arbitration, to be held in New York City, New York, in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Each party shall bear his, her or its own costs and attorneys fees.

  Any notice or other communication required or permitted to be delivered under this agreement shall be (i) in writing, (ii) delivered personally, by nationally recognized overnight courier service or by certified or registered mail, first-class postage prepaid and return receipt requested or by facsimile (with confirmation of transmittal), (iii) deemed to have been received on the date of delivery or on the third business day after the mailing thereof, and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to Asbury:	Asbury Automotive Group, L.L.C. c/o General Counsel 3 Landmark Square Suite 500 Stamford, CT 06901 Facsimile: (203) 356-4474
If to Executive:	To the most recent address and facsimile number, if applicable, of Executive set forth in the personnel records of Asbury.

  This agreement supersedes any and all agreements between Asbury and Executive relating to payments upon termination of employment or severance pay and may only be modified in writing signed by Asbury and Executive.

  This agreement shall be governed by and construed in accordance with the laws of the State of Connecticut.

  All payments hereunder shall be subject to any required withholding of federal, state, local and foreign taxes pursuant to any applicable law or regulation.

  No provision of this agreement shall be waived unless the waiver is agreed to in writing and signed by Executive and the Chief Executive Officer of Asbury. No waiver by either party of any breach of, or of compliance with, any condition or provision of this agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

  This agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

AGREED TO AS OF THE DATE FIRST WRITTEN ABOVE:

BY EXECUTIVE:	BY ASBURY:
ASBURY AUTOMOTIVE GROUP, L.L.C.
/s/ Lynne A. Burgess	/s/ Kenneth B. Gilman
Lynne A. Burgess	Kenneth B. Gilman CEO Asbury Automotive

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  Exhibit 10.8
GENERAL PROVISIONS